Senesco Announces Reverse Stock Split

BRIDGEWATER, N.J. (October 18, 2013) – Senesco Technologies, Inc. ("Senesco" or the "Company") (OTCQB: SNTI) today announced a 1-for-100 reverse split of its issued and outstanding shares of common stock. Trading will begin on a post-split basis at the opening of the OTCQB marketplace on October 21 under the symbol SNTID. After 20 trading days, the symbol will revert back to SNTI. Stockholders will receive cash in lieu of fractional shares following the split.

"By completing this reverse stock split, we expect to gain broader access to the institutional investment community and to take one of the necessary steps toward re-listing on a major exchange. This strengthened position will provide the availability of common stock necessary to fund future transactions which could enable us to become a more diversified biotechnology company," said Leslie J. Browne, Ph.D., President and CEO of Senesco "We believe that these steps will help us to build value beyond our SNS01-T program."

About Senesco Technologies, Inc.

Senesco Technologies is a clinical-stage biotech company specializing in cancer therapeutics. Its proprietary gene regulation technology has demonstrated the ability to eliminate cancerous cells and protect healthy cells from premature death. The Company is currently in a phase 1b/2a trial with a product that treats B-cell cancers, which include multiple myeloma, chronic lymphocytic leukemia, and non-Hodgkin’s B-cell lymphomas. Trial sites include Mayo Clinic and the Fred Hutchinson Cancer Research Center in Seattle. The technology was developed over the last 15 years through the discovery that the genetic pathway for cell growth control is common to both plants and humans.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Dave Gentry

RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 104

Email: info@redchip.com

Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393
info@senesco.com